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                                                                       Exhibit 5


                           CERTIFICATE OF ADJUSTMENT
                           -------------------------

     Pursuant to Section 12 of the Rights Agreement (the "Rights Agreement"), dated as of November 22, 1988, between Norwest Corporation (the "Company") and Citibank, N.A., as Rights Agent, the Company hereby certifies as follows:

I.   Statement of Facts
     ------------------

     At its September 23, 1997 meeting, the Company's Board of Directors declared a two-for-one split of the outstanding shares of common stock, par value $1-2/3 per share (the "Common Shares"), of the Company to be effected in the form of a 100% stock dividend (the "Stock Dividend") to holders of the Company's issued and outstanding Common Shares. The Stock Dividend is payable on October 10, 1997, to stockholders of record on October 2, 1997. Pursuant to the provisions of Sections 11 and 23 of the Rights Agreement, certain adjustments to the number of Rights (as defined in the Rights Agreement) outstanding, the number of Preferred Shares (as defined in the Rights Agreement), and the Redemption Price (as defined in the Rights Agreement), as previously adjusted by the Certificates of Adjustment dated July 21, 1989 and June 28, 1993, shall be effected as set forth below.

II.  Adjustments.
     -----------

     The following adjustments shall be effected as of October 10, 1997, pursuant to the terms of the Rights Agreement:

     (a)  Number of Rights Outstanding.  Pursuant to Section 11(n) of the Rights
          ----------------------------
Agreement, the number of Rights outstanding shall be adjusted by the issuance of one new Right for each Common Share issued in the Stock Dividend (with one such new Right to be attached to each such Common Share pursuant to the terms of the Rights Agreement).

     (b)  Number of Preferred Shares Covered by Each Right.  Pursuant to Section
          ------------------------------------------------
11(n) of the Rights Agreement, the number of Preferred Shares purchasable upon exercise of each Right will be adjusted from one four-hundredth of a Preferred Share to one eight-hundredth of a Preferred Share.

     (c)  Redemption Price.  Pursuant to Section 23(a) of the Rights Agreement,
          ----------------
the Redemption Price shall be adjusted from $.0025 to $.00125 per Right.

Dated this 10th day of October, 1997.

                              NORWEST CORPORATION


                              By:  /s/ Laurel A. Holschuh
                                 ------------------------
                                  Laurel A. Holschuh
                                  Senior Vice President and
                                  Secretary

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